                                  EXHIBIT 23.1






Consent of Independent Accountants

The Board of Directors
Laidlaw Environmental Services, Inc.:

We consent to the use of our report dated November 8, 1996, except for the last paragraph under the footnote, "Indebtedness", which is as of November 27, 1996, incorporated by reference in this Registration Statement on Form S-8 of Laidlaw Environmental Services, Inc. relating to the consolidated financial statements of Rollins Environmental Services, Inc. as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K of Rollins Environmental Services, Inc.


                                            /s/ KPMG Peat Marwick LLP

                                            KPMG Peat Marwick LLP


Wilmington, Delaware
August 4, 1997